EXHIBIT 99.1

1259 NW 21st Street

Pompano Beach, FL 33069

NEWS

August 12, 2009

FOR MORE INFORMATION:

954-917-4114

HOWARD L. EHLER, JR.

CHIEF OPERATING OFFICER

IMPERIAL INDUSTRIES, INC. REPORTS

AMENDMENT TO IT’S FORBEARANCE AGREEMENT

AND CREDIT FACILITY WITH ITS COMMERCIAL LENDER

Pompano Beach, FL………Imperial Industries, Inc. (Nasdaq CM: “IPII”) announced today that the Company and the assignee for the benefit of creditors of its former subsidiary, Just-Rite Supply, Inc., had entered into an Amendment to its Forbearance Agreement with its commercial lender to revise certain terms of the credit facility which ends on August 31, 2009, including borrowing formulas and the amounts of collateral deemed eligible for borrowing purposes. The Amendment provides for the lender’s continued funding under the credit facility, notwithstanding the Company’s and assignee’s recent non-compliance of certain terms set forth in the Forbearance Agreement.

There can be no assurance that the Company will be in compliance with the terms of its amended credit facility upon termination of the Forbearance Agreement, or obtain continued forbearance and funding from the Lender on terms acceptable to the Company, or that such financing will be available at all at the end of the Forbearance period.

For further information and a more complete description of the terms of the Assignment for the Benefit of Creditors and Forbearance Agreement, please refer to the Company’s Current Report on Form 8-K to be filed with the Securities Exchange Commission.

Imperial Industries, Inc., a building products company, sells products throughout the Southeastern United States with facilities in the State of Florida. The Company is engaged in the manufacturing and distribution of stucco, plaster and roofing products to building materials dealers, contractors and others through its subsidiary, Premix-Marbletite Manufacturing Co. See our website at www.imperialindustries.com for more information about the Company.

The statements in this press release contain certain forward-looking statements, which are subject to risks and uncertainties. Such statements, including those regarding, among other things, the success of the Company’s sales and marketing efforts, improvements in productivity, the Company’s strategy and future prospects, are dependent on a number of factors, including changes in economic, business, and competitive market conditions, and availability of financing, only some of which are within the Company’s control. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in the Company’s Securities and Exchange Commission filings under “Risk Factors.” The Company assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the “Forward-Looking Statements” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission (“SEC”), and in other reports already filed with the SEC.